Exhibit 99.1

Command Center Sells California Locations

Part of Strategic Decision to Exit California Marketplace

DENVER, Colorado – August 30, 2019 – Command Center, Inc. (Nasdaq: CCNI), a national provider of on-demand and temporary staffing solutions, today announced that it has agreed to sell its four California locations to Resolute Enterprises, LLC for $1.8 million. Command Center is providing seller financing for the transaction, receiving a four-year promissory note at 10% interest.

“After careful review, we determined that California has a number of regulations unique to the state, and continuing to comply with these requirements would require significant and ongoing resources which do not make sense at our current size,” commented Rick Hermanns, Command Center’s President and Chief Executive Officer. “At our current scale, we believe there are better investment opportunities elsewhere. Our focus remains to convert the remaining branches to the franchise model. We continue to expect to convert the remaining branches to the franchise model by the end of 2019.”

About Command Center

Command Center and its subsidiary Hire Quest, LLC (“Hire Quest”) provide flexible on-demand employment solutions to businesses in the United States, primarily in the areas of construction, light industrial, manufacturing, hospitality and event services. Through more than 146 franchised and corporately-owned field offices in 31 states and the District of Columbia, the Company, through Hire Quest, provides employment annually for approximately 85,000 field team members working for thousands of clients. For more information about Command Center, go to www.commandonline.com.

Important Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks, including, but not limited to, national, regional and local economic conditions, the availability of workers’ compensation insurance coverage, the availability of capital and suitable financing for the company’s activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in our most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, copies of which are available on our website at www.commandonline.com and the SEC website at www.sec.gov. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Company Contact:	Investor Relations Contact:
Command Center, Inc.	Hayden IR
Cory Smith, CFO	Brett Maas
(866) 464-5844	(646) 536-7331
Email: cory.smith@commandonline.com	Email: brett@haydenir.com